News Release
One First Financial Plaza, Terre Haute, IN 47807 • (812) 238-6000

FOR IMMEDIATE RELEASE	For more information contact:
October 30, 2006	Michael A. Carty at (812) 238-6264
Third quarter earnings announced for First Financial Corporation
TERRE HAUTE, INDIANA – First Financial Corporation (NASDAQ:THFF) today announced results of operations for the first nine months of 2006. Earnings per share of $1.31 equaled the $1.31 reported in 2005, while net income of $17.4 million for the period was comparable to $17.6 million for the nine months ended September 30, 2005.
Results for the nine months and quarter were positively impacted by a slight increase in the net interest margin on a fully-tax equivalent basis and a lower provision for loan losses, which reflects improved asset quality at the Corporation’s lead bank. Improved asset quality resulted in a decrease of $6.6 million in net charge-offs for the nine-month period, compared to the same period in 2005.
Non-interest income for the first nine months and quarter ended September 30, 2006 was $2.7 million and $1.7 million lower, respectively, than that reported for the same periods in 2005. This decrease results primarily from reduced demand for residential mortgages. Decreased mortgage loan sales reduced the gain on sale in 2006 as compared to 2005. During the year the Corporation decided to retain more mortgage loans in the portfolio which reduced the recognition of fee income as this income is amortized over the life of the loans, whereas in the previous year fee income on loans was recognized immediately upon sale.
Non-interest expense for the quarter ended September 30, 2006 was $295 thousand less than the same period in 2005. For the year, non-interest expense is a modest 2.1% higher than reported in the previous year, reflecting the Corporation’s commitment to controlling expenses.
Deposits increased $12.7 million at September 30, 2006 compared to year-end 2005. On September 30, 2006, total loans were $1.394 billion compared to $1.396 billion on December 31, 2005.
First Financial Corporation is the holding company for First Financial Bank, N.A. in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer, Inc. in Indiana.

First Financial Corporation
For the Quarter and the Nine Months Ending September 30, 2006
Unaudited
(Dollar amounts in thousands except per share data)

	09/30/06	09/30/05	Change	% Change
Year to Date Information:

Net Income	$17,389	$17,626	$(237)	— 1.34%
Earnings Per Average Share	$1.31	$1.31	$0.00	0.00%
Return on Assets	1.08%	1.09%	— 0.01%	— 0.92%
Return on Equity	8.48%	8.62%	— 0.14%	— 1.62%
Net Interest Margin	3.92%	3.91%	0.01%	0.26%
Net Interest Income	$55,151	$55,306	$(155)	— 0.28%
Non-Interest Income	$21,692	$24,346	$(2,654)	— 10.90%
Non-Interest Expense	$48,097	$47,083	$1,014	2.15%
Loan Loss Provision	$5,343	$8,614	$(3,271)	— 37.97%
Net Charge Offs	$5,563	$12,238	$(6,675)	— 54.54%
Efficiency Ratio	59.68%	56.54%	3.14%	5.55%

Quarter to Date Information:

Net Income	$5,455	$6,323	$(868)	— 13.73%
Earnings Per Average Share	$0.41	$0.47	$(0.06)	— 12.77%
Return on Assets	1.02%	1.16%	— 0.14%	— 12.07%
Return on Equity	8.01%	9.32%	— 1.31%	— 14.06%
Net Interest Margin	3.92%	3.83%	0.09%	2.35%
Net Interest Income	$18,244	$18,685	$(441)	— 2.36%
Non-Interest Income	$7,064	$8,807	$(1,743)	— 19.79%
Non Interest Expense	$15,670	$15,965	$(295)	— 1.85%
Loan Loss Provision	$2,495	$2,608	$(113)	— 4.33%
Net Charge Offs	$2,818	$3,878	$(1,060)	— 27.33%
Efficiency Ratio	58.87%	55.76%	3.11%	5.58%

Balance Sheet:

Assets	$2,141,769	$2,175,265	$(33,496)	— 1.54%
Deposits	$1,477,602	$1,486,578	$(8,976)	— 0.60%
Loans	$1,394,050	$1,424,495	$(30,445)	— 2.14%
Shareholders’ Equity	$277,491	$272,490	$5,001	1.84%
Book Value Per Share	$20.93	$20.37	$0.56	2.75%
Average Assets	$2,143,864	$2,158,204	$(14,340)	— 0.66%